Exhibit 99.1

August 1, 2019

Delmar Bancorp Reports Continued Profitability for the Second Quarter of 2019

SALISBURY, MD., August 1, 2019 -- Delmar Bancorp (OTCQX:DBCP), the parent company of The Bank of Delmarva, Seaford, Delaware, announced net income of $3.2 million for Delmar Bancorp, the holding company for The Bank of Delmarva, for the first six months of 2019. This is an increase of 52.9% over 2018 earnings for the same period.

Net interest income before the provision for credit losses increased from June 30, 2018 to June 30,  2019 by  $1.5 million or 11.3%, and the provision for credit losses increased by $75,000.  Operating overhead decreased by $91,000 for the same period.

Earnings in the first half of 2018 were significantly impacted by the merger with Liberty Bell Bank.  During the first half of 2018 the Bank expensed approximately $1.2 million related to the merger in other operating expenses.

During December of 2018 the Bank announced a share exchange with Virginia Partners Bank, located in Fredericksburg, Virginia.  Costs related to the share exchange included in other operating expenses at June 30, 2019 were approximately $371,000.

In addition to an increase in income, Delmar’s assets grew by $30.8 million or 4.2% in the first six months of 2019.  The Bank’s loan portfolio, net of the allowance, grew by $14.1 million or 2.3%  from the end of December through June.  Loan growth over the 12 month period ending June 30, 2019 was $41.1 million or 6.9%.  Loan growth was funded by an increase in deposits of $24.6 million or 4.0% during the first two quarters of 2019 and $20.8 million or 3.4%  over the prior year second quarter balances.  Most of this growth was in certificate of deposits and interest bearing demand accounts.  Tangible book value per share increased from $5.57 to $6.38 or 14.5% over the twelve month period from June 30, 2018 to June 30, 2019.

The Company paid a cash dividend to common stockholders of $.025 per share for the first and second quarters of 2019.  The Board Directors of Delmar Bancorp is committed to returning capital to shareholders in the form of cash dividends with the expectation that the cash dividend will increase as earnings continue to grow.

For further information contact John W. Breda, President and Chief Executive Officer, 410-548-1100 extension 18112 or Betsy Holland,  Chief Financial Officer, CPA, 410-548-1722 extension 18305.

DELMAR BANCORP

CONSOLIDATED BALANCE SHEET

June 30, 2019 and 2018

December 31, 2018

	June 30,	June 30,	December 31,
ASSETS	2019	2018	2018
Cash and due from banks	$16,374,830	16,838,524	24,346,568
Federal funds sold	7,394,896	10,519,986	1,254,413
Interest bearing deposits in other banks	20,808,726	21,394,075	4,093,198
Investment securities Available-for-sale, at fair value	50,916,855	51,076,811	51,300,284
Loans, less allowance for credit losses 2019 $7,065,562; 2018 $7,095,962	639,648,960	598,545,606	625,513,347
Accrued interest receivable on investment securities and loans	2,234,750	1,941,675	2,102,891
Bank premises and equipment, at cost net of accumulated depreciation 2019 $14,505,400; 2018 $13,886,480	9,952,875	10,599,779	10,047,960
Federal Home Loan Bank stock, at cost	2,761,400	2,377,700	2,651,800
Atlantic Central Bankers Bank stock, at cost	131,250	131,250	131,250
Maryland Financial Bank stock	—	30,000	—
Other real estate owned	3,681,768	4,143,804	3,660,354
Intangible assets	6,155,067	7,219,086	6,306,067
Other assets	10,160,288	8,846,867	8,007,592
Total assets	$770,221,665	733,665,163	739,415,724

LIABILITIES
Deposits
Non-interest bearing demand	$194,656,415	185,864,288	185,475,609
Interest bearing demand	53,645,589	53,820,532	54,481,160
Savings and money market	116,457,374	135,832,442	123,948,577
Time deposits	274,756,538	243,181,576	251,020,001
Total deposits	639,515,916	618,698,838	614,925,347
Short-term borrowings	—	—	7,000,000
Long-term borrowings	55,659,643	50,318,214	49,988,929
Accrued interest payable on deposits	516,092	302,398	391,579
Other liabilities	4,700,774	1,559,513	1,121,817
Total liabilities	700,392,425	670,878,963	673,427,672

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 20,000,000 shares: issued and outstanding 2019 9,985,321 shares; 2018 9,974,679 shares	99,853	99,747	99,853
Surplus	29,480,630	29,427,054	29,469,680
Retained earnings	39,800,484	34,226,030	37,149,484
Accumulated other comprehensive gain (loss), net of deferred (taxes) benefit 2019 ($161,584); 2018 $348,290	448,273	(966,631)	(730,965)
Total stockholders' equity	69,829,240	62,786,200	65,988,052
Total liabilities and stockholders' equity	$770,221,665	733,665,163	739,415,724

Tangible Book Value per Common Share	$6.38	5.57	5.98

The Consolidated Statements of Financial Condition as of June 30, 2019 and 2018 presented herein are unaudited but include all adjustments which, in Management's opinion, are necessary for fair presentation.

DELMAR BANCORP

CONSOLIDATED STATEMENT OF INCOME

Six Months Ended June 30, 2019 and 2018

INTEREST INCOME ON	2019	2018
Loans, including fees	$17,228,358	14,587,491
Investment securities
Taxable	347,535	307,142
Exempt from federal income tax	291,305	274,200
Federal funds sold	23,034	38,078
Other interest income	311,231	220,267
	18,201,463	15,427,178
INTEREST EXPENSE ON
Deposits	2,831,700	1,652,051
Borrowings	838,488	721,015
	3,670,188	2,373,066

NET INTEREST INCOME	14,531,275	13,054,112
Provision for credit losses	600,000	525,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	13,931,275	12,529,112

OTHER INCOME	1,560,157	1,498,844

OTHER EXPENSES
Salaries and employee benefits	5,670,888	5,469,262
Premises and equipment	1,834,315	1,562,445
Amortization	151,000	168.000
Other operating expenses	3,327,147	3,875,113
	10,983,350	11,074,820

INCOME BEFORE TAXES ON INCOME	4,508,082	2,953,136

Federal and state income taxes	1,357,815	892,887

NET INCOME	$3,150,267	2,060,249

Basic earnings per common share	$0.32	0.21

The Consolidated Statements of Financial Condition as of June 30, 2019 and 2018 presented herein are unaudited but include all adjustments which, in Management's opinion, are necessary for fair presentation.